Exhibit 23.1

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street Suite 200
Toronto ON M2P 2H3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of North American Palladium Ltd.

We consent to the inclusion in this annual report on Form 40-F of:

•                  our auditors’ report dated February 23, 2009 on the consolidated balance sheets of North American Palladium Ltd. (“the Company”) as at December 31, 2008 and 2007, and the consolidated statements of operations, comprehensive loss and deficit, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2008

•                  our auditors’ report on the Company’s Reconciliation to Accounting Principles Generally Accepted in the United States dated February 23, 2009

•                  our Report of Independent Registered Public Accounting Firm dated February 23, 2009 on the Company’s internal control over financial reporting as of December 31, 2008 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2008. We also consent to the incorporation by reference of each of the above reports into the Company’s Registration Statements on Form F-10, File Nos. 333-147126, 333-146513 and 333-133668.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 16, 2009

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.